Exhibit 99.1

Chemed Settles DOJ Litigation
No Admission or Determination of Wrongdoing

CINCINNATI--(BUSINESS WIRE)--October 31, 2017--Chemed Corporation (Chemed) (NYSE: CHE), the parent company of VITAS Healthcare Corporation (“VITAS”), announced today that they have reached final agreement to end the civil litigation and False Claims Act brought by the U.S. Department of Justice (“DOJ”) in May 2013.

Although VITAS and Chemed dispute the DOJ’s allegations, VITAS elected to settle to avoid the cost and uncertainty of continued litigation. This formal Settlement Agreement reflects VITAS’ disagreement with the DOJ’s claims and includes no admission or determination of any wrongdoing.

The litigation brought by the DOJ largely focused on professional disagreement between qualified physicians in determining if a patient has a terminal prognosis and the appropriate level of care. A patient is considered terminal if the patient’s life expectancy is estimated to be six months or less if the patients’ medical condition runs its normal course.

This litigation involved care provided by VITAS to patients covering slightly less than 11 years, from July 24, 2002, through May 2, 2013. During this approximately 11-year period, VITAS provided over 44,000,000 days of hospice care resulting in aggregate hospice billings of over $8 billion.

Under the terms of this civil litigation settlement, and as previously disclosed, Chemed will pay to the United States and the state of Illinois a total of $75.5 million plus interest. In addition, the company has agreed to certain attorney fees and expenses of qui tam realtors. Total settlement is estimated at $85 million pre-tax ($53 million after-tax) and compares to $90 million pre-tax ($55.5 million after-tax) of estimated settlement cost recorded in the second quarter of 2017. The company will fund this settlement with existing cash balances and its bank credit facility.

In connection with the settlement, VITAS has also agreed to a Corporate Integrity Agreement with the Office of Inspector General.

Forward-Looking Statements

Certain statements contained in this press release and the accompanying tables are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "hope," "anticipate," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Chemed does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause Chemed's actual results to differ from those expressed in such forward-looking statements.

These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care or plumbing and drain cleaning industries; periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs; difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations; challenges inherent in Chemed's growth strategy; the current shortage of qualified nurses, other healthcare professionals and licensed plumbing and drain cleaning technicians; Chemed’s dependence on patient referral sources; and other factors detailed under the caption "Description of Business by Segment" or "Risk Factors" in Chemed’s most recent report on form 10-Q or 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

CONTACT:
Chemed Corporation
David P. Williams, 513-762-6901